Exhibit 5.2

[MORRIS JAMES LLP LETTERHEAD]

November 28, 2017

To Each of the Parties Listed

on Schedule A Attached Hereto

Re: Spirit Airlines, Inc. 2017-1 Pass Through Certificates Form S-3 Registration Opinion

Ladies and Gentlemen:

We have acted as counsel to Wilmington Trust, National Association, a national banking association (in its individual capacity, “Wilmington Trust”), in connection with the transactions contemplated by (i) the Registration Statement on Form S-3 (the “Registration Statement”) of Spirit Airlines, Inc. (the “Company”) filed on February 24, 2015 with the Securities and Exchange Commission, (ii) the Pass Through Trust Agreement, dated as of August 11, 2015 (the “Basic Agreement”), between Wilmington Trust, as Pass Through Trustee (the “Pass Through Trustee”), and the Company, as supplemented by Trust Supplement 2017-1AA, dated as of the date hereof (the “2017-1AA Trust Supplement”; the Basic Agreement as so supplemented, the “Class A Pass Through Trust Agreement”) pursuant to which the Spirit Airlines Pass Through Certificates, Series 2017-1AA (the “Class AA Pass Through Certificates”) have been issued, (iii) the Basic Agreement as supplemented by Trust Supplement 2017-1A, dated as of the date hereof (the “2017-1A Trust Supplement”; the Basic Agreement as so supplemented, the “Class A Pass Through Trust Agreement”) pursuant to which the Spirit Airlines Pass Through Certificates, Series 2017-1A (the “Class A Pass Through Certificates”) have been issued, and (iv) the Basic Agreement as supplemented by Trust Supplement 2017-1B, dated as of the date hereof (the “2017-1B Trust Supplement”, and, together with the 2017-1AA Supplement and the 2017-1A Supplement, each a “Trust Supplement” and, collectively, the “Trust Supplements”; the Basic Agreement as so supplemented, the “Class B Pass Through Trust Agreement”, and together with the Class AA Pass Through Trust Agreement and the Class A Pass Through Trust Agreement, each a “Pass Through Trust Agreement” and, collectively the “Pass Through Trust Agreements”) pursuant to which the Spirit Airlines Pass Through Certificates, Series 2017-1B (the “Class B Pass Through Certificates”) have been issued. This opinion is delivered to you at the request of Wilmington Trust. Capitalized terms used herein and not otherwise defined are used as defined in Pass Through Trust Agreements, except that reference herein to any documents shall mean such document as in effect as of the date hereof.

As used herein, the term “Prospectus” means the base prospectus relating to the Pass Through Certificates filed as part of the Registration Statement, as supplemented by the prospectus supplement, dated November 13, 2017, relating to the Pass Through Certificates, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

To Each of the Parties Listed

on Schedule A Attached Hereto

November 28, 2017

We have examined executed counterparts of the following documents:

(a)	the Pass Through Trust Agreements; and

(b)	the Class AA Pass Through Certificates, the Class A Pass Through Certificates and the Class B Pass Through Certificates (collectively, the “Pass Through Certificates”).

We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents referred to in this paragraph.

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

1. Wilmington Trust has been duly organized and validly existing in good standing as a national banking association under the laws of the United States of America, and has the full power, authority and legal right to execute, deliver and perform its obligations under, in its individual capacity or as Pass Through Trustee, as the case may be, the Pass Through Trust Agreements, and the Pass Through Trustee has the full corporate power and authority to issue, execute, deliver and authenticate the Pass Through Certificates. Wilmington Trust is a “citizen of the United States” as defined in 49 U.S.C. § 40102.

2. Each of the Pass Through Trust Agreements has been duly authorized by all necessary corporate or trust action, each of the Pass Through Trust Agreements has been executed and delivered by Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, and constitutes a legal, valid and binding obligation of Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, enforceable against Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, in accordance with its terms.

3. The issuance of the Pass Through Certificates by the Pass Through Trustee has been duly authorized by all necessary corporate or trust action by the Pass Through Trustee, and upon execution, authentication and delivery of each of the Pass Through Certificates in accordance with the applicable Pass Through Trust Agreement, the Pass Through Certificates will constitute the duly authorized, legal, valid and binding obligations of the Pass Through Trustee, enforceable against the Pass Through Trustee in accordance with their terms and the terms of the applicable Pass Through Trust Agreement and the holders of such Pass

To Each of the Parties Listed

on Schedule A Attached Hereto

November 28, 2017

Through Certificates will be entitled to the benefits of the applicable Pass Through Trust Agreement.

4. No authorization, consent or approval of, notice to or filing with, or the taking of any other action in respect of, any governmental authority or agency of the United States or the State of Delaware governing the trust powers of Wilmington Trust is required for the authorization, execution, delivery or performance by Wilmington Trust in its individual capacity or as Pass Though Trustee, as the case may be, of the Pass Through Trust Agreements, or the consummation of any of the transactions contemplated thereby or the issuance, execution, authentication and delivery of the Pass Through Certificates other than as have been obtained, given or taken already.

5. Neither the authorization, execution, delivery or performance by Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, of the Pass Through Trust Agreements or the issuance of the Pass Through Certificates, nor compliance with the terms and provisions of any thereof or the consummation of any of the transactions contemplated thereby, conflicts with the charter or bylaws of Wilmington Trust or results in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation of the United States or the State of Delaware governing the trust powers of Wilmington Trust or, to our knowledge, any order, writ, injunction or decree of any court or governmental authority against Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, or by which it or any of its properties is bound or, to our knowledge, any indenture, mortgage, contract or other agreement or instrument to which Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, is a party or by which it or any of its properties is bound, or constitutes a default or result in a lien or encumbrance thereunder or, to our knowledge, results in a violation of any judgment or order applicable to Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be.

6. To our knowledge, there are no proceedings pending or threatened against or affecting Wilmington Trust in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, would materially and adversely affect the pass through trusts created pursuant to the Pass Through Trust Agreements or question the right, power and authority of Wilmington Trust in its individual capacity, or as Pass Through Trustee, as the case may be, to enter into or perform its obligations under the Pass Through Trust Agreements or to issue the Pass Through Certificates, or which would call into question or challenge the validity of any of the Pass Through Trust Agreements, or the Pass Through Certificates or the enforceability thereof.

The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

To Each of the Parties Listed

on Schedule A Attached Hereto

November 28, 2017

A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the banking and trust powers of Wilmington Trust (except that we express no opinion with respect to (i) federal securities laws, including, without limitation, the Securities Act, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, or (ii) state securities or blue sky laws). Insofar as the foregoing opinions relate to the validity and enforceability of any Pass Through Trust Agreements expressed to be governed by the laws of a state other than the State of Delaware, we have assumed that each such document is legal, valid, binding and enforceable in accordance with its terms under such laws (as to which we express no opinion).

B. The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent conveyance and similar laws relating to or affecting the rights and remedies of creditors generally, or (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

C. We have assumed the due authorization, execution and delivery by each of the parties thereto (other than Wilmington Trust in its individual capacity, or as Pass Through Trustee, as the case may be) of the Pass Through Trust Agreements, that each of such parties has the full power, authority and legal right to execute, deliver and perform each such document.

D. We have assumed that all signatures (other than those of Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be) on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

E. The opinions expressed in paragraph 6 above regarding any pending litigation or court order with respect to the Pass Through Trusts are limited solely to our search as of the date hereof of public records of the Chancery Court of the State of Delaware in and for New Castle County, the Superior Court of the State of Delaware in and for New Castle County and the United States District Court for the District of Delaware.

F. We have not participated in the preparation of any offering materials with respect to the Pass Through Certificates and assume no responsibility for their contents.

G. In basing the opinions set forth herein on “our knowledge,” the words “our knowledge” signify that no information has come to the attention of the attorneys in the firm who are directly involved in the representation of Wilmington Trust in this transaction that would give us actual knowledge that any such opinions are not accurate. Except as otherwise stated

To Each of the Parties Listed

on Schedule A Attached Hereto

November 28, 2017

herein, we have undertaken no independent investigation or verification of such matters.

Circular 230 Notice. Any advice contained in this communication with respect to any federal tax matter was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that the Internal Revenue Service may impose on the taxpayer. If any such advice is made to any person other than to our client for whom the advice was prepared, the advice expressed above is being delivered to support the promotion or marketing (by a person other than Morris James LLP) of the transaction or matter discussed or referenced, and such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement and to the use of our name under the heading “Validity of the Certificates” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Morris James LLP

MML/mag

SCHEDULE A

Wilmington Trust, National Association

Spirit Airlines, Inc.

Debevoise & Plimpton LLP